UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MARCH 2, 2010

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Explanatory Note:

This Amendment No. 1 to Current Report on Form 8-K/A (this “Amendment”) is being filed by Prime Sun Power Inc. (the “Company”) to supplement and provide further details related to the disclosures contained in the Current Report on Form 8-K filed by the Company on March 15, 2010.

Item 1.01    Entry into a Material Definitive Agreement.

Acquisition Agreement with GPR Global Power Resources Ltd.

On March 2, 2010, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with GPR Global Power Resources Ltd., a Company formed in Switzerland (“GPR,” and together with the Company, the “Parties”).  Pursuant to the Acquisition Agreement, the Company has agreed to sell to GPR all of the shares of a wholly-owned Italian subsidiary of the Company called PSP Italia S.r.l.  This subsidiary will develop a turnkey alternative energy power plant, utilizing solar power.  The purchase price for the shares of PSP Italia S.r.l. shall be a minimum of 4.05 million Euros per mega watt of power produced by the solar power plant.  The Acquisition Agreement shall cover up to a total of twenty five mega watts of power, for a total potential sales price of 101.25 million Euros.

The purchase price for this transaction shall be released by GPR to the Company when the solar power plant has reached certain milestones enumerated in the Acquisition Agreement.  Payment shall be due to the Company in five equal tranches.  GPR shall make each tranche of payments within ninety days of that date when the Company shall accomplish its milestones under the Acquisition Agreement, including such time as when the solar power plant connects five mega watts of power to the regional electrical grid.  GPR shall have the right to withhold 10% of the purchase price due to the Company for up to six months as a security for the fulfillment of the Company’s obligations.  The purchase price that GPR shall be required to pay may be reduced by the amount of certain cost savings that GPR may assist the Company in making or as a result of certain taxes GPR may be required to pay, in each case as set forth in the Acquisition Agreement.  Furthermore, the Parties have agreed that certain specifications concerning this project to be included in the annexes to the Acquisition Agreement have not yet been set, and will be mutually agreed upon by the Parties in the immediate future.

The Acquisition Agreement requires the Company to facilitate and arrange for long-term debt financing of at least 80% of the purchase price to be paid by GPR.  The terms of the Acquisition Agreement are subject to review and approval by the relevant third party financing institution.  The Acquisition Agreement requires GPR to finance the remainder of the purchase price, and to deliver a Bank Standby Letter of Credit in an amount equal to 20% of the first payment tranche that will be due.

The profitability of this project for the Parties will be impacted by Italy’s feed in tariffs, a system of financial incentives designed to promote the construction and operation of alternative energy projects.  However, the Italian government may reduce or otherwise change such incentives.

The Company shall be responsible for all construction costs for the solar power plant, including costs for sub contractors.  At the present time, the Company is attempting to arrange financing to pay for the construction of the solar power plant, and is in the process of finalizing the local sub contractors in Italy who will handle the construction of the facility.  The Company intends to commence construction of the solar power plant in June 2010.

Throughout the construction process, the Company shall be required to provide GPR with regular progress reports and rights to inspect the facility.  The Company shall inform GPR without delay about all present and expected legal, political and economic facts relating to PSP Italia S.r.l.  and/or the solar power plant which may negatively affect the acquisition of PSP Italia S.r.l., the future operation of the solar power plant, the expected core data or key values of the solar power plant and/or the business expectations of GPR.  In addition, the Company shall be required to maintain liability insurance in the amount of 5 million Euros per liability event, and, at the request of GPR, the Company shall be obliged to ensure that all losses and damages caused by sub-contractors are sufficiently covered by the corresponding insurance of the sub-contractors.

The Company will represent that its subsidiary PSP Italia S.r.l. has good and marketable title to all of its properties and assets, including the solar power plant, free and clear of any liens.  The Company will also represent that PSP Italia S.r.l. holds all licenses, consents, permits, approvals and authorizations required for the operation of the solar power plant and its connection to the electrical grid, and that PSP Italia S.r.l. will hold such authorizations for a period of at least 20 years.  The Company will also represent that PSP Italia S.r.l. holds all necessary guarantees and has no obligations (other than related to the right to operate the solar power plant).

The solar power plant shall be required to meet certain standards for electrical production capacity enumerated in the Acquisition Agreement.  The Company shall be obliged to construct the solar power plant in accordance with the specifications agreed to in the Acquisition Agreement and in conformity with any applicable regulation of whatever nature.  The Company has acknowledged and agreed that GPR shall be entitled to give binding instructions and directives with regard to the construction of the solar power plant to the extent that: (i) such instruction and directive does not lead to an increase of the construction costs, unless the Parties have otherwise agreed; and (ii) it does not negatively affect the achievement of connection to the electrical grid.  The Company must advise GPR of any substantial deviations from agreed specifications.

The Company shall represent and warrant that the construction of the solar power plant has been performed in accordance with all applicable laws and regulations and in accordance with the generally accepted rules of building and construction.  The Company shall furthermore represent and warrant that the solar power plant has been completed in accordance with all licenses and guarantees, and that the solar power plant, and all applicable licenses and guarantees shall be validly transferred upon the connection of the solar power plant to the electrical grid.  The Company shall avoid performance in any manner that could lead to the revocation of any licenses, consents, permits, approvals, authorizations or other reasons attributable to the Company.  At the time of connection to the electrical grid, the solar power plant shall have all necessary approvals and acceptance.

The Company shall also represent and warrant that the structure of the solar power plant shall remain in viable, suitable and useable condition for a time period of at least 20 years from the date of connection to the electrical grid, and that the solar power plant will produce electric power at the agreed capacity for a time period of at least 20 years.  The Company shall be liable for any defect and damage to the solar power plant or drop in power production. The Company is also representing and warranting that spare parts for the solar power plant will be available for a period of 20 years, and that all relevant licenses relating to the solar power plant will be valid for a period of 20 years.  The Company intends to satisfy these liabilities, representations and warranties by obtaining back-to-back representations and warranties regarding the same matters from established and reputable subcontractors who will engineer and construct the power plant.

The Company shall indemnify and hold harmless GPR and its affiliates, as well as their directors, officers and employees, from and against any and all losses arising out of any breach by the Company of any representation, warranty, agreement or covenant in the Acquisition Agreement, of which GPR gives notice to the Company within 20 years after the closing of this transaction, except for indemnifications related to taxes, which shall survive for 10 years after closing.  GPR shall indemnify and hold harmless the Company and its directors, officers and employees from and against any and all losses arising out of any breach by GPR, which the Company gives GPR notice of within two years of the closing.

The Acquisition Agreement also contains standard representations regarding the capital structure and ownership of PSP Italia S.r.l., its articles of association, corporate organization, books and records, compliance with law, qualification to do business, consents and approvals and lack of pending legal proceedings.  Both Parties to the Acquisition Agreement have agreed not to disclose confidential information.

Neither Party may assign the Acquisition Agreement.  The Acquisition Agreement is governed by Swiss Law, and the jurisdiction of any dispute shall be Zurich.  Disputes shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce.

The Acquisition Agreement was initiated and executed pursuant to the terms of a frame Agreement for PV-Plant Acquisitions (the “Frame Agreement”) entered into by the Parties on November 18, 2009.  Pursuant to the Frame Agreement, the Parties established a general outline and framework under which the Company would develop a series of solar power plants (“PV Plants”) in Italy.  The Parties agreed in the Frame Agreement that the Company would have a goal of developing 100 mega watts of power in 2010.  The Parties agreed that as each project was finalized by the Company, the Company would offer such solar power plant to GPR for purchase.  The purchase price, as set forth in the Frame Agreement, would not exceed: (i) 4.1 million Euros per mega watt for PV Plants grid connected in 2010 in the event that the Company delivers long-term debt funding of 85% or more; or (ii) 4.05 million Euros per mega watt for PV Plants grid connected in 2010 in the event that the Company delivers long-term debt funding of 80% or more.  Under the terms of the Frame Agreement, the parties determined that upon definitive agreement regarding the terms and conditions for acquisition of the solar PV Plants, the Parties would enter into a separate binding acquisition agreement for each such PV Plant.  Under the Frame Agreement, the Parties agreed that if they could not reach definitive agreement on all parameters relating to the acquisition, the Company would be free to offer that particular PV Plant to any third party investor.  The Parties agreed that GPR would undertake to deliver at signing of the first specific acquisition agreement a rollover Bank Standby Letter of Credit in the amount of 100% of the equity portion of the purchase price for the first 5 mega watts, which shall be carried forward for the next tranches of 5 mega watts each.  This letter of credit would be subject to the condition of the prior occurrence of the (i) grid connection of the solar power plant as defined in such acquisition agreement and the closing of such acquisition agreement; and (ii) the provision of long-term debt funding at a debt-equity ratio of 80:20 or at a higher debt rate and overall terms acceptable to GPR.  The form of the Standby Letter of Credit will be subject to the approval and acceptance of the bank providing the long term debt.  The Parties agreed the acquisition agreements will be subject to the delivery of long-term debt funding by the Company of at least 80% under terms and conditions acceptable for GPR.  The Parties further agreed that the Company would deliver specified due diligence documentation.  The Frame Agreement is to remain in effect until December 31, 2010.  Neither Party may assign the Frame Agreement.  The Frame Agreement is governed by Swiss Law, and the jurisdiction of any dispute is Zurich, Switzerland.  On March 2, 2010, the Parties entered into the first of the acquisition agreement as contemplated under the Frame Agreement for the sale to GPR of a 25 megawatt power plant, as described above.

Financing Agreement with CRG Finance AG

The Company has entered into a Financing Agreement (the “Financing Agreement”) with CRG Finance AG (“CRG Finance”).  Pursuant to the Financing Agreement, CRG Finance will loan the Company a total of 470,000 Euros.  In further consideration for the making of this loan, the Company shall transfer 20% of the Company’s rights to its net profits to be made in the sale of PSP Italian S.r.l. to GPR (the “Net Profit Rights”).

CRG Finance has agreed that upon receipt of its Net Profit Rights, CRG Finance will reinvest at least 50% of such Net Profit Rights into either new projects of the Company or shares of the Company, at a purchase price to be mutually agreed upon.  The Company has issued a senior promissory note to CRG Finance in the amount of 470,000 Euros.  The principal of the note, along with interest at an annual rate of seven and one half percent, is due December 31, 2010.

Item 8.01	Other Events.

On March 9, 2010, the Company issued a press release, attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated March 9, 2010, incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K filed with the U.S. Securities & Exchange Commission on March 15, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Olivier de Vergnies
Name: Olivier de Vergnies Title: Acting Chief Executive Officer and Acting Chief Financial Officer

Date:     March 19, 2010